Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com
CRAY INC. REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS
Company projects annual operating profit in 2009 and 2010
Seattle, WA – October 29, 2009 – Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the third quarter ended September 30, 2009. Revenue for the quarter was $58.6 million compared to $54.6 million in the prior year period, an increase of 7 percent. The company reported a net loss for the quarter of ($2.1 million) or ($0.06) per share compared to net income of $3.6 million or $0.11 per share in the third quarter of 2008.
Total gross profit margin for the third quarter of 2009 was 39 percent compared to 51 percent in the third quarter of 2008. Product margin for the third quarter of 2009 was 23 percent and was negatively impacted by a $4.5 million write down (a 14 percent product margin impact) for inventory purchased in 2008 as part of a last-time buy. Service margin was 59 percent in the third quarter of 2009 and benefited from the execution of a contract that allowed us to recognize approximately $3.9 million of revenue for work performed in the prior quarter.
Operating expenses for the third quarter were $27.1 million compared to $22.3 million in the prior year period. As previously anticipated, third quarter 2009 operating expenses increased due to a delayed milestone on a co-funded development contract. Also included in third quarter 2009 results were non-cash items of $1.8 million for gross depreciation and amortization and $1.2 million related to stock compensation expense.
For the nine month period ended September 30, 2009, Cray reported total revenue of $195.8 million compared to $127.5 million in the prior year period, an increase of 54 percent. Net loss was ($3.6 million) or ($0.11) per share for the nine months ended September 30, 2009 compared to a net loss of ($14.8 million) or ($0.45) per share for the nine month period ended September 30, 2008. The 2009 year-to-date net income results include $4.6 million of stock compensation and $1.7 million of non-cash items related to recent changes in accounting guidelines applicable to our convertible notes.
As of September 30, 2009, cash and short-term investments totaled $67.8 million.
“We are building a strong base for our future, targeting profitable operations in 2009 following a major growth year in 2008.  This has been driven by the performance of our XT5 supercomputers and custom engineering initiative,” said Peter Ungaro, president and CEO of Cray.  “We’ve made significant strides in expanding our addressable market by bringing out several new products and services to complement our high-end supercomputers – with more planned over the coming months.  All of this has put us in an excellent position to continue to be the technology leader in high performance computing and drive strong revenue growth into the future.”

Outlook
For 2009, Cray now expects revenue in the range of $285 million, including about $90 million in service revenue. Overall gross profit margin for the year is expected to be approximately 36 percent. Operating expenses for 2009, assuming completion of a co-funded development milestone in the fourth quarter, are anticipated to be in the range of $98 million. Based on achieving this outlook, we anticipate a modest operating income for 2009.  Results for the year include approximately $6 million of stock-based compensation.
For 2010, Cray expects its revenue to continue to grow, perhaps modestly, and expects to be profitable. Revenue is expected to be heavily weighted to late in the year, driven by the timing of new product introductions.
Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.
Recent Highlights
•	In September, Cray signed a multi-year, multi-phase contract to provide the Korea Meteorological Administration with a next-generation supercomputer. Valued at more than $40 million, the award is one of the largest in the area of operational numerical weather prediction in the world. Revenue from this contract is expected to be recognized in the second half of 2010.
•	In September, Cray’s custom engineering group signed a contract for over $9 million with the U.S. government which includes the research and development of hardware and software technologies for a next generation compute system. Revenue for this contract is expected to be recognized over the next 12 months.
•	In August, Cray announced it had acquired the PathScale Compiler Suite assets from SiCortex. Cray plans to leverage some of the PathScale intellectual property to enhance Cray’s own compiler offerings over time and will contribute other parts of the compiler to the open source community.
•	In October, Cray announced the appointment of Michael Piraino to the position of vice president, general counsel and corporate secretary. With 15 years of general counsel, executive, management and legal experience, as well as a background in engineering, Piraino will be responsible for directing Cray’s legal affairs and providing advice on legal and policy issues to the company and its Board of Directors.

Conference Call Information
Cray will host a conference call today, Thursday, October 29 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss 2009 third quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-941-1465. International callers should dial 1-480-629-9678. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325 and entering access code 4178009. International callers can listen to the replay by dialing 1-303-590-3030, access code 4178009. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Thursday, October 29, 2009.
Upcoming Event
Cray will be attending the 2009 TechAmerica AeA Classic Financial Conference. Brian Henry, Executive Vice President and CFO will be presenting on November 2, 2009 at 9:40 a.m. Pacific Time. The presentation will be broadcast live on the internet. To listen to the webcast, go to the Investors section of the Cray website at http://investors.cray.com. An archived version of the webcast will be available approximately one hour after the presentation ends and will be available on the Cray website for 90 days.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans and its ability to expand and penetrate its addressable market. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the financial results that it expects, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to successfully complete its planned product development efforts in a timely fashion or at all, the risk that Cray is not able to negotiate, achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray will not be able to expand and penetrate its addressable market as expected or at all and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2009, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.
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Cray is a registered trademark and Cray XT5 is a trademark of Cray Inc.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008		2009	2008
		(As Adjusted)(1)			(As Adjusted)(1)

REVENUE:
Product	$32,374	$38,065		$133,937	$81,606
Service	26,201	16,528		61,863	45,848

Total revenue	58,575	54,593		195,800	127,454

COST OF REVENUE:
Cost of product revenue	24,784	17,266		93,381	45,681
Cost of service revenue	10,867	9,362		33,095	26,962

Total cost of revenue	35,651	26,628		126,476	72,643

Gross profit	22,924	27,965		69,324	54,811

OPERATING EXPENSES:
Research and development, net	17,321	12,364		42,246	37,973
Sales and marketing	6,279	6,135		18,683	17,365
General and administrative	3,476	3,775		11,523	10,936

Total operating expenses	27,076	22,274		72,452	66,274

Income (loss) from operations	(4,152)	5,691		(3,128)	(11,463)

Other income (expense), net	916	(432)		(575)	361

Interest income (expense), net	35	(1,763	)(1)	(849)	(3,382	)(1)

Income (loss) before income taxes	(3,201)	3,496		(4,552)	(14,484)

Income tax benefit (expense)	1,094	87		977	(302)

Net income (loss)	$(2,107)	$3,583	(1)	$(3,575)	$(14,786	)(1)

Diluted net income (loss) per common share	$(0.06)	$0.11	(1)	$(0.11)	$(0.45	)(1)

Diluted weighted average shares outstanding	33,689	32,661		33,491	32,507

(1)	September 30, 2008 results have been adjusted for new guidance included in Accounting Standards Codification Topic 470, Debt, related to convertible debt instruments that may be settled in cash upon conversion
A summary of adjustments due to retrospective application to previously reported results for the three and nine months ended September 30, 2008:
For the three months ended September 30, 2008:

	As Previously		As
	Reported	Adjustment	Adjusted

Interest expense, net	$(341)	$(1,422)	$(1,763)
Net income	5,005	(1,422)	3,583
Diluted net income per common share	0.15	(0.04)	0.11
For the nine months ended September 30, 2008:

	As Previously		As
	Reported	Adjustment	Adjusted

Interest income (expense), net	$750	$(4,132)	$(3,382)
Net loss	(10,654)	(4,132)	(14,786)
Diluted net loss per common share	(0.33)	(0.13)	(0.45)

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	September 30,	December 31,
	2009	2008
		(As Adjusted) (1)
ASSETS
Current assets:
Cash and cash equivalents	$61,334	$72,373
Restricted cash	3,500	2,691
Short term investments, available-for-sale	2,997	5,350
Accounts and other receivables, net	43,792	95,667
Inventory	51,696	80,437
Prepaid expenses and other current assets	8,105	29,993	(1)

Total current assets	171,424	286,511

Property and equipment, net	19,403	18,396
Service inventory, net	1,646	1,917
Deferred tax asset	3,647	1,200
Other non-current assets	14,688	5,837

TOTAL ASSETS	$210,808	$313,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,546	$16,730
Accrued payroll and related expenses	10,640	23,672
Advance research and development payments	—	13,887
Short-term convertible notes	162	25,681	(1)
Other accrued liabilities	10,625	24,670
Deferred revenue	34,056	67,692

Total current liabilities	78,029	172,332

Long-term deferred revenue	9,616	18,154
Other non-current liabilities	3,379	3,170

TOTAL LIABILITIES	91,024	193,656

Shareholders’ equity:
Common stock	549,618	543,442	(1)
Accumulated other comprehensive income	6,342	9,364
Accumulated deficit	(436,176)	(432,601	)(1)

TOTAL SHAREHOLDERS’ EQUITY	119,784	120,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$210,808	$313,861

(1)	December 31, 2008 results have been adjusted for new guidance included in Accounting Standards Codification Topic 470, Debt, related to convertible debt instruments that may be settled in cash upon conversion
A summary of adjustments due to retrospective application to previously reported December 31, 2008 balances:

	As Previously		As
	Reported	Adjustment	Adjusted

Prepaid expenses and other current assets	$30,023	$(30)	$29,993
Convertible notes	27,727	(2,046)	25,681
Common stock and additional paid-in capital	518,727	24,715	543,442
Accumulated deficit	(409,902)	(22,699)	(432,601)